Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp to Acquire 8 Berkshire Bank Branches in New Jersey and Eastern Pennsylvania
Acquisition increases density of Investors’ footprint and enhances funding mix, supporting growth

Short Hills, N.J. - (PR NEWSWIRE) - December 2, 2020 - Investors Bancorp, Inc. (“Investors”) (NASDAQ:ISBC) today announced the signing of a definitive purchase agreement under which Investors’ wholly-owned subsidiary, Investors Bank, will acquire the eight New Jersey and eastern Pennsylvania branches of Berkshire Bank, the wholly-owned subsidiary of Berkshire Hills Bancorp, Inc., with approximately $639 million of deposits and $308 million of consumer and commercial loans.

This acquisition adds approximately 8,000 new retail and commercial customers and nearly doubles Investors’ market share in the Trenton, New Jersey MSA. In addition, four of the branches are located within 2.5 miles of an Investors Bank branch.

“This is a good opportunity to strengthen our central New Jersey deposit franchise and reduce higher cost wholesale funding,” said Kevin Cummings, Chairman and CEO. “We are also pleased to expand our branch footprint and add two branches in affluent Pennsylvania markets.”

Investors will pay a 3.0% deposit premium on deposits acquired at close. As part of the transaction, Investors plans to use the lower cost funding to immediately extinguish approximately $250 million of FHLB borrowings, which is expected to reduce Investors’ wholesale borrowing ratio, lower its loan to deposit ratio and enhance its overall net interest margin.

The acquisition is expected to be approximately 5% accretive to Investors’ earnings per share, with tangible book value dilution of approximately 1.6% inclusive of all FHLB prepayment fees, earned back in less than three years using the “crossover method.” Estimated after-tax transaction costs total $9.7 million, including $4.2 million of FHLB prepayment fees. Investors performed a thorough credit review on the seasoned New Jersey and Pennsylvania residential and commercial loans they are acquiring, and have applied a gross credit mark of 4.2%.

“This is a low risk, in-market transaction with a minimal impact on capital levels,” said Mr. Cummings, “and given the improved economic outlook and our strong tangible capital levels, we have decided to resume repurchasing our shares.”

The transaction is subject to regulatory approval and other conditions and is expected to close in the first half of 2021.

Lazard acted as Investors’ financial advisor and McCarter & English, LLP acted as its legal counsel.

Conference Call Details
Investors Bancorp will host a conference call and webcast on Thursday, December 3, 2020 at 11:00 a.m. and will cover this transaction at that time. The conference call will be accessible by dialing (866) 218-2404 or by visiting www.investorsbank.com. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email and a calendar invitation for the event. A copy of the investor presentation will be made available prior to the call on the Investors Bancorp website www.investorsbank.com.

Conference Call Pre-registration link: http://dpregister.com/10150389

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” “project,” “plan,” “potential” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Investors
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of September 30, 2020 operated from its corporate headquarters in Short Hills, New Jersey and 155 branches located throughout New Jersey and New York.